Exhibit 99.1

                        WERNER ENTERPRISES, INC.
                           14507 Frontier Road
                             P. O. Box 45308
                          Omaha, Nebraska 68145



FOR IMMEDIATE RELEASE                          Contact:  John J. Steele
---------------------           Executive Vice President, Treasurer and
                                                Chief Financial Officer
                                                         (402) 894-3036

             WERNER ENTERPRISES REPORTS IMPROVED SECOND
              QUARTER 2012 REVENUES AND EARNINGS

Omaha, Nebraska, July 18, 2012:
------------------------------

      Werner Enterprises, Inc. (NASDAQ: WERN), one of the nation's largest transportation and logistics companies, reported revenues and earnings for the second quarter ended June 30, 2012.

      Summarized financial results for second quarter 2012 compared to second quarter 2011 are as follows (dollars in thousands, except per share data):


                          2Q12      2Q11    % Change     YTD12      YTD11    % Change
                        --------  --------  --------  ----------  --------   --------
Total revenues          $521,812  $515,897        1%  $1,020,188  $985,326         4%
Trucking revenues, net
 of fuel surcharge      $331,974  $333,709      (1)%    $653,200  $650,156         0%
Value Added Services
 ("VAS") revenues        $84,024   $71,227       18%    $160,778  $134,800        19%
Operating income         $51,113   $46,767        9%     $86,515   $74,209        17%
Net income               $30,680   $27,518       11%     $51,925   $43,811        19%
Earnings per diluted
 share                     $0.42     $0.38       11%       $0.71     $0.60        18%


      Werner Enterprises achieved 11% growth in earnings per diluted share in second quarter 2012 compared to second quarter 2011, resulting from a seasonally improving freight market, operating margin expansion and logistics growth.

      Second quarter 2012 freight demand demonstrated typical seasonal trends and improved into June similar to second quarter 2011. Freight demand to date in July 2012 continues to show typical seasonal trends similar to July 2011. Freight demand trends are being helped both by supply side constraints limiting truckload capacity and demand generated by economic activity from our customers.

      Average revenues per total mile, net of fuel surcharge, rose 2.6% in second quarter 2012 compared to second quarter 2011. Contractual rate increase percentage awards to date in 2012 are similar to the same period of 2011. Our truckload segment experienced a balanced freight market with respect to freight and trucks during second quarter 2012 with normal seasonal strengthening at the end of the quarter. Spot pricing was slightly higher in second quarter 2012 compared to second quarter 2011; however, the number of special freight projects with customers was lower for both our truck fleets and VAS Brokerage unit in second quarter 2012. Project freight is generally high volume but short duration and therefore commands a premium price. We continue to be successful in this tightening capacity environment by working jointly with our customers to secure sustainable transportation solutions across all modes and to offset increased rates through enhanced optimization and transportation solutions whenever possible.

     In the last half of 2011, we operated slightly below our fleet goal of 7,300 trucks due to the challenging driver market, and we ended 2011 with 7,200 trucks. During the last week of first quarter 2012, we reached our goal of 7,300 trucks. Throughout second quarter 2012, we maintained our fleet at the 7,300 truck level or slightly higher. We intend to maintain our fleet size at approximately this level. Our primary objectives continue to be improving our operating margin percentage and our returns on assets, equity and invested capital, while staying true to our broad transportation services portfolio. Only through enhanced returns can we continue our commitment to reinvest in our fleet and our expanded portfolio of services.

     We remain an industry leader in miles per truck productivity; however, due to several factors, we had a decline in miles per truck of 3.4% in second quarter 2012 compared to second quarter 2011. We had a decrease in student/trainer driver teams, a 3.4% reduction in our average loaded length of haul and changes in truck counts by fleet within our Dedicated fleet division. We are working hard to increase our student/trainer driver team truck count. Our empty miles percentage increased 3.6%, as it was affected by the shorter average length of haul. Our empty miles per trip remained flat at 66 miles per trip in second quarter 2012 and second quarter 2011.

     Capacity in our industry remains constrained by economic, safety and regulatory factors. From 2007 to 2010, the number of new class 8 trucks built was well below historical replacement levels for our industry. This led to the oldest average industry truck age in 40 years. Carriers were compelled to begin upgrading their aging truck fleets, which led to increased replacement purchases of new and later-model used trucks during 2011. Orders for new class 8 trucks slowed in recent months. We believe these orders slowed as current freight rate relief is not keeping pace with the increased costs and capital requirements for new and much more expensive EPA-compliant trucks. The significantly higher costs of new equipment and related diesel exhaust fluid will not be recovered through a single year rate review cycle; however, we remain committed to investing in a best in class fleet for the benefit of our customers, our drivers and the Werner brand.

     In July, Congress passed the federal transportation bill which requires the U.S. Department of Transportation ("DOT") to promulgate rules and regulations mandating the use of electronic on-board recorders ("EOBRs") by July 2013 with full adoption for all trucking companies by no later than July 2015. We are the recognized industry leader for electronic logging of driver hours as we proactively adopted a paperless log system in 1996 that was subsequently approved for our use by the Federal Motor Carrier Safety Administration ("FMCSA") in 1998. We believe that as EOBRs become the industry standard and industry requirement, EOBR use will help to level the competitive field for transit times, driver recruiting, driver retention and rates.

     We continue to diversify our business model with the goal of achieving a balanced portfolio of revenues comprised of One-Way Truckload (which includes the short-haul Regional, medium-to-long-haul Van and Expedited fleets), Specialized Services and VAS. Our Specialized Services unit, primarily Dedicated, ended the quarter with 3,495 trucks (or 48% of our total fleet).

     The driver recruiting and retention market remained challenging in second quarter 2012 and was similar to first quarter 2012. Driver pay increased 1.5 cents per mile year-over-year as we made certain pay adjustments over the last year to attract and retain drivers for specific fleets. While historically higher national unemployment rates have aided our driver recruiting and retention efforts, we believe that an improved freight market, extended government unemployment benefit programs, a reduction in available truck driving school graduates and changing industry safety regulations tightened driver supply. While we are not immune to fluctuations in the driver market, we continue to believe we are in a better position in the current market than many competitors because over 70% of our driving jobs are in more attractive, shorter-haul Regional and Dedicated fleet operations that enable us to return these drivers to their homes on a more frequent and consistent basis.

     Gains on sales of assets were $5.7 million in second quarter 2012 compared to $5.6 million in second quarter 2011 and $4.7 million in first quarter 2012. The market for the sale of used trucks and trailers remains strong. Gains on sales are reflected as a reduction of Other Operating Expenses in our income statement.

     We continue to buy new trucks to replace older trucks we sell or trade. We continue to invest in environmentally friendly equipment solutions such as more aerodynamic truck features, idle reduction systems, tire inflation systems and trailer skirts which improve the mile per gallon efficiency of our fleet. Over the last year, we reduced our annual carbon footprint by almost 98,000 tons. Our net capital expenditures in second quarter 2012 were $39 million which puts year-to-date net capital expenditures for 2012 at $122 million. We expect our net capital expenditures for the full year 2012 to be in a range of $180 million to $210 million. The average age of our truck fleet as of June 30, 2012 was 2.3 years, and we expect to further reduce our average truck age to approximately 2.1 years as of December 31, 2012. We remain committed to the ongoing investment required to maintain a best-in-class fleet while focusing on the lowest operating cost model for our customers.

     To provide shippers with additional sources of managed capacity and network analysis, we continue to develop our non-asset-based VAS segment. VAS includes Brokerage, Freight Management, Intermodal and Werner Global Logistics (International).


Value Added Services
  (amounts in 000's)                    2Q12                 2Q11
--------------------              ----------------     ----------------
Revenues                          $84,024   100.0%     $71,227   100.0%
Rent and purchased
  transportation expense           71,154    84.7       60,385    84.8
                                  -------              -------
Gross margin                       12,870    15.3       10,842    15.2
Other operating expenses            8,568    10.2        7,123    10.0
                                  -------              -------
Operating income                   $4,302     5.1       $3,719     5.2
                                  =======              =======


     The following table shows the change in shipment volume and average revenue (excluding logistics fee revenue) per shipment for all VAS shipments.


                                  2Q12      2Q11    Difference     % Change
                                 ------    ------   ----------     --------
Total VAS shipments              68,376    63,671        4,705           7%
Less: Non-committed
  shipments to Truckload
  segment                        18,808    20,247       (1,439)        (7)%
                                 ------    ------   ----------
Net VAS shipments                49,568    43,424        6,144          14%
                                 ======    ======   ==========
Average revenue per shipment     $1,595    $1,531          $64           4%
                                 ======    ======   ==========


      In second quarter 2012, VAS revenues increased $13 million or 18%,
gross   margin  dollars  increased  19%  and  operating  income  dollars increased 16% compared to second quarter 2011.

     Brokerage revenues in second quarter 2012 increased 11% compared to second quarter 2011 due to a 10% increase in shipment volume and a 1% increase in average revenue per shipment. Brokerage gross margin percentage declined 80 basis points due to rising capacity costs and lower special project business, which in turn caused Brokerage operating income to be essentially flat compared to second quarter 2011. Intermodal revenues increased 20%, and Intermodal operating income was slightly lower comparing second quarter 2012 to second quarter 2011. Werner Global Logistics revenues increased 57% in second quarter 2012 compared to second quarter 2011 and had a larger percentage increase in operating income.

      Comparisons of the operating ratios (net of fuel surcharge revenues) for the Truckload segment and VAS segment for second quarters 2012 and 2011 and year-to-date 2012 and 2011 are shown below.


Operating Ratios                         2Q12       2Q11     Difference
----------------                         -----      -----    ----------
Truckload Transportation Services        86.6%      86.7%        (0.1)%
Value Added Services                     94.9       94.8          0.1

                                         YTD11      YTD10    Difference
                                         -----      -----    ----------
Truckload Transportation Services        88.4%      89.5%        (1.1)%
Value Added Services                     94.8       94.7          0.1


     Fluctuating fuel prices and fuel surcharge collections impact the total company operating ratio and the Truckload segment's operating ratio when fuel surcharges are reported on a gross basis as revenues versus netting against fuel expenses. Eliminating fuel surcharge revenues, which are generally a more volatile source of revenue, provides a more consistent basis for comparing the results of operations from period to period. The Truckload segment's operating ratios for second quarter 2012 and second quarter 2011 are 89.6% and 89.8%, respectively, and for year-to- date 2012 and 2011 are 91.0% and 91.8%, respectively, when fuel surcharge revenues are reported as revenues instead of a reduction of operating expenses.

     Diesel fuel prices were 16 cents per gallon lower in second quarter 2012 than in second quarter 2011 and were 15 cents per gallon lower than in first quarter 2012. For the first 18 days of July 2012, the average diesel fuel price per gallon was 26 cents lower than the average diesel fuel price per gallon in the same period of 2011 and 20 cents lower than in third quarter 2011.

      Our financial position remains strong. As of June 30, 2012 we had no debt and $772.8 million of stockholders' equity.



                                                    INCOME STATEMENT DATA
                                                         (Unaudited)
                                           (In thousands, except per share amounts)

                                          Quarter      % of       Quarter     % of
                                           Ended     Operating     Ended    Operating
                                          6/30/12     Revenues    6/30/11    Revenues
                                         --------    ---------   --------   ---------
Operating revenues                       $521,812        100.0   $515,897       100.0
                                         --------    ---------   --------   ---------

Operating expenses:
   Salaries, wages and benefits           138,512         26.5    135,265        26.2
   Fuel                                    99,322         19.0    110,502        21.4
   Supplies and maintenance                44,741          8.6     43,085         8.4
   Taxes and licenses                      22,967          4.4     23,414         4.5
   Insurance and claims                    15,103          2.9     16,531         3.2
   Depreciation                            41,506          8.0     39,246         7.6
   Rent and purchased transportation      108,496         20.8     98,605        19.1
   Communications and utilities             3,344          0.6      3,843         0.8
   Other                                   (3,292)        (0.6)    (1,361)       (0.3)
                                         --------    ---------   --------   ---------
      Total operating expenses            470,699         90.2    469,130        90.9
                                         --------    ---------   --------   ---------
Operating income                           51,113          9.8     46,767         9.1
                                         --------    ---------   --------   ---------

Other expense (income):
   Interest expense                            65          0.0         10         0.0
   Interest income                           (433)        (0.1)      (345)       (0.1)
   Other                                      (82)        (0.0)       263         0.1
                                         --------    ---------   --------   ---------
      Total other expense(income)            (450)        (0.1)       (72)       (0.0)
                                         --------    ---------   --------   ---------

Income before income taxes                 51,563          9.9     46,839         9.1
Income taxes                               20,883          4.0     19,321         3.8
                                         --------    ---------   --------   ---------
Net income                                $30,680          5.9    $27,518         5.3
                                         ========    =========   ========   =========

Diluted shares outstanding                 73,412                  73,239
					 ========		 ========
Diluted earnings per share                  $0.42                   $0.38
					 ========		 ========



                                                       OPERATING STATISTICS
                                             Quarter Ended              Quarter Ended
                                                6/30/12      % Change      6/30/11
                                             -------------   --------   -------------
Trucking revenues, net of fuel surcharge (1)      $331,974      -0.5%        $333,709
Trucking fuel surcharge revenues (1)                97,389      -5.6%         103,187
Non-trucking revenues, including VAS (1)            87,440      17.8%          74,240
Other operating revenues (1)                         5,009       5.2%           4,761
                                             -------------              -------------
     Operating revenues (1)                       $521,812       1.1%        $515,897
                                             =============              =============

Average monthly miles per tractor                    9,713      -3.4%          10,059
Average revenues per total mile (2)                 $1.555       2.6%          $1.516
Average revenues per loaded mile (2)                $1.772       3.1%          $1.719
Average percentage of empty miles                    12.23%      3.6%           11.80%
Average trip length in miles (loaded) (3)              476      -3.4%             493
Total miles (loaded and empty) (1)                 213,488      -3.0%         220,142
Average tractors in service                          7,327       0.4%           7,295
Average revenues per tractor per week (2)           $3,485      -1.0%          $3,519
Capital expenditures, net (1)                      $39,377                    $85,886
Cash flow from operations (1)                      $54,799                    $63,230
Return on assets (annualized)                          9.2%                       9.1%
Total tractors (at quarter end)
     Company                                         6,675                      6,675
     Independent contractor                            650                        625
                                             -------------              -------------
          Total tractors                             7,325                      7,300

Total trailers (truck and intermodal,
  quarter end)                                      23,355                     23,320


(1)  Amounts in thousands.
(2)  Net of fuel surcharge revenues.
(3) Quarter ended 6/30/11 trip length corrected. See www.werner.com ("Investors tab" under "Featured Documents") for correction of prior quarterly and annual trip length data.



                                                   INCOME STATEMENT DATA
                                                        (Unaudited)
                                          (In thousands, except per share amounts)

                                        Six Months      % of    Six Months     % of
                                           Ended     Operating     Ended     Operating
                                          6/30/12     Revenues    6/30/11    Revenues
                                        ----------   ---------  ----------  ---------
Operating revenues                      $1,020,188       100.0    $985,326      100.0
                                        ----------   ---------  ----------  ---------

Operating expenses:
   Salaries, wages and benefits            272,360        26.7     268,128       27.2
   Fuel                                    202,259        19.8     208,433       21.2
   Supplies and maintenance                 86,578         8.5      84,274        8.6
   Taxes and licenses                       45,499         4.5      46,440        4.7
   Insurance and claims                     34,327         3.4      34,591        3.5
   Depreciation                             82,177         8.0      78,964        8.0
   Rent and purchased transportation       209,006        20.5     187,102       19.0
   Communications and utilities              7,163         0.7       7,766        0.8
   Other                                    (5,696)       (0.6)     (4,581)      (0.5)
                                        ----------   ---------  ----------  ---------
      Total operating expenses             933,673        91.5     911,117       92.5
                                        ----------   ---------  ----------  ---------
Operating income                            86,515         8.5      74,209        7.5
                                        ----------   ---------  ----------  ---------

Other expense (income):
   Interest expense                            207         0.0          38        0.0
   Interest income                            (855)       (0.1)       (690)      (0.0)
   Other                                      (106)       (0.0)        289        0.0
                                        ----------   ---------  ----------  ---------
      Total other expense (income)            (754)       (0.1)       (363)      (0.0)
                                        ----------   ---------  ----------  ---------

Income before income taxes                  87,269         8.6      74,572        7.5
Income taxes                                35,344         3.5      30,761        3.1
                                        ----------   ---------  ----------  ---------
Net income                                 $51,925         5.1     $43,811        4.4
                                        ==========   =========  ==========  =========

Diluted shares outstanding                  73,401                  73,190
                                        ==========              ==========
Diluted earnings per share                   $0.71                   $0.60
                                        ==========              ==========


                                                        OPERATING STATISTICS
                                                   YTD 12     % Change     YTD 11
                                                ----------    --------    --------
Trucking revenues, net of fuel surcharge (1)      $653,200        0.5%    $650,156
Trucking fuel surcharge revenues (1)               190,596        2.2%     186,460
Non-trucking revenues, including VAS (1)           167,223       19.1%     140,405
Other operating revenues (1)                         9,169       10.4%       8,305
                                                ----------                --------
     Operating revenues (1)                     $1,020,188        3.5%    $985,326
                                                ==========                ========

Average monthly miles per tractor                    9,687       -2.0%       9,882
Average revenues per total mile (2)                 $1.548        2.6%      $1.509
Average revenues per loaded mile (2)                $1.760        3.2%      $1.706
Average percentage of empty miles                    12.06%       4.5%       11.54%
Average trip length in miles (loaded) (3)              483       -2.8%         497
Total miles (loaded and empty) (1)                 421,995       -2.0%     430,776
Average tractors in service                          7,261       -0.0%       7,265
Average revenues per tractor per week (2)           $3,460        0.5%      $3,442
Capital expenditures, net (1)                     $121,926                $105,940
Cash flow from operations (1)                     $138,798                $117,030
Return on assets (annualized)                          7.8%                    7.4%
Total tractors (at quarter end)
     Company                                         6,675                   6,675
     Independent contractor                            650                     625
                                                  --------                --------
          Total tractors                             7,325                   7,300

Total trailers (truck and intermodal,
  quarter end)                                      23,355                  23,320


(1)  Amounts in thousands.
(2)  Net of fuel surcharge revenues.
(3)  YTD 2011 trip length data corrected. See www.werner.com
     ("Investors tab" under "Featured Documents") for correction of prior quarterly and annual trip length data.


                                                                 BALANCE SHEET DATA
                                                        (In thousands, except share amounts)



                                                          6/30/12                  12/31/11
                                                        -----------               ----------
                                                        (Unaudited)
ASSETS
Current assets:
   Cash and cash equivalents                                $18,184                  $12,412
   Accounts receivable, trade, less allowance of
    $10,457 and $10,154, respectively                       219,635                  218,712
   Other receivables                                          9,693                    9,213
   Inventories and supplies                                  26,070                   30,212
   Prepaid taxes, licenses and permits                        7,037                   15,094
   Current deferred income taxes                             26,901                   25,805
   Other current assets                                      15,907                   29,883
                                                        -----------               ----------
      Total current assets                                  323,427                  341,331
                                                        -----------               ----------

Property and equipment                                    1,666,943                1,625,008
Less - accumulated depreciation                             686,737                  682,872
                                                        -----------               ----------
      Property and equipment, net                           980,206                  942,136
                                                        -----------               ----------

Other non-current assets                                     21,927                   18,949
                                                        -----------               ----------
                                                         $1,325,560               $1,302,416
                                                        ===========               ==========


LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Checks issued in excess of cash balances                      $0                   $6,671
   Accounts payable                                          77,153                   93,486
   Insurance and claims accruals                             55,274                   62,681
   Accrued payroll                                           23,328                   19,483
   Other current liabilities                                 23,017                   16,504
                                                        -----------               ----------
      Total current liabilities                             178,772                  198,825
                                                        -----------               ----------


Other long-term liabilities                                  15,074                   14,194

Insurance and claims accruals, net of current portion       120,950                  121,250

Deferred income taxes                                       237,978                  243,000

Stockholders' equity:
   Common stock, $.01 par value, 200,000,000 shares
    authorized; 80,533,536 shares issued; 72,869,626
    and 72,847,576 shares outstanding, respectively             805                      805
   Paid-in capital                                           96,628                   94,396
   Retained earnings                                        824,633                  779,994
   Accumulated other comprehensive loss                      (4,804)                  (5,170)
   Treasury stock, at cost; 7,663,910 and 7,685,960
    shares, respectively                                   (144,476)                (144,878)
                                                        -----------               ----------
      Total stockholders' equity                            772,786                  725,147
                                                        -----------               ----------
                                                         $1,325,560               $1,302,416
                                                        ===========               ==========


      Werner Enterprises, Inc. was founded in 1956 and is a premier transportation and logistics company, with coverage throughout North America, Asia, Europe, South America, Africa and Australia. Werner maintains its global headquarters in Omaha, Nebraska and maintains offices in the United States, Canada, Mexico, China and Australia. Werner is among the five largest truckload carriers in the United States, with a diversified portfolio of transportation services that includes dedicated van, temperature-controlled and flatbed; medium-to-long-haul, regional and local van; and expedited services. Werner's Value Added Services portfolio includes freight management, truck brokerage, intermodal, and international services. International services are provided through Werner's domestic and global subsidiary companies and include ocean, air and ground transportation; freight forwarding; and customs brokerage.

     Werner Enterprises, Inc.'s common stock trades on The NASDAQ Global Select MarketSM under the symbol "WERN". For further information about Werner, visit the Company's website at www.werner.com.

     This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements are based on information presently available to the Company's management and are current only as of the date made. Actual results could also differ materially from those anticipated as a result of a number of factors, including, but not limited to, those discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 2011. For those reasons, undue reliance should not be placed on any forward-looking statement. The Company assumes no duty or obligation to update or revise any forward-looking statement, although it may do so from time to time as management believes is warranted or as may be required by applicable securities law. Any such updates or revisions may be made by filing reports with the U.S. Securities and Exchange Commission, through the issuance of press releases or by other methods of public disclosure.